Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

November 11, 2016

Simulations Plus Reports FY2016 and Fourth Quarter FY2016 Financial Results

Full Fiscal Year Pharmaceutical Software and Services Up 9.1%;

Earnings per share $0.29, up 27.5% over prior year

LANCASTER, CA, November 11, 2016 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of software for pharmaceutical discovery and development, today reported its financial results for its 2016 fiscal year (FY16) and fourth quarter (4Q16) ended August 31, 2016.

Results for the 2016 fiscal year (FY16):

•	Revenues were $19.97 million, representing an increase of 9.1% over $18.31 million in FY15
•	Gross profit was up 10.4% to $15.4 million, an increase of $1.45 million from $13.9 million in FY15
•	SG&A expense decreased 0.64% to $6.69 million from $6.74 million in FY15
o	As a percent of sales, SG&A decreased to 33.5% from 36.8% in FY15
•	R&D expenditures were $2.64 million in FY16, an increase of 5.8%, or $145,000 over $2.50 million in FY15
o	For FY16, $1.20 million was capitalized and $1.45 million was expensed
o	For FY15, $1.17 million was capitalized and $1.33 million was expensed
•	Net income was $4.95 million, representing an increase of 28.8% from $3.84 million in FY15
•	Net income from operations increased 23.5%
•	Net income per fully diluted share was $0.288 (29¢), representing an increase of 27.5% from $0.226 (23¢) for FY15
•	Cash was $8.03 million, a decrease of $521,000, or 6.1%, from $8.55 million at the end of FY15.

Results for the fourth quarter FY16 (4Q16):

•	Revenues were $3.96 million, representing an increase of 6.6% over $3.71 million in 4Q15
•	Gross profit was up 10.3% to $2.90 million, an increase of $270,000 from $2.63 million in 4Q15
•	SG&A increased 7.4% to $1.61 million from $1.50 million in 4Q15
•	R&D expenditures were $662,000, an increase of 22.6% from $540,000 in 4Q15

o	For 4Q16, $378,000 was capitalized and $284,000 was expensed
o	For 4Q15, $193,000 was capitalized and $347,000 was expensed

•	Net income was $789,000, representing an increase of 60.6% over $491,000 in 4Q15
•	Earnings per fully diluted share were $0.046 (5¢), representing an increase of 58.9% over $0.029 (3¢) in 4Q15

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Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “Fiscal year 2016 was an excellent year for Simulations Plus, with record revenues, an increase in net income of nearly 29% and EPS up 27.5%. We remain committed to rewarding our shareholders, as evidenced by the recently announced dividend. We have continued to improve our software offerings and released new versions of ADMET Predictor™, DDDPlus™, and KIWI during 2016, and introduced our newest product, PKPlus™, to the market just before the end of the fiscal year. Our approximately $5 million contract with a major research foundation is the first of its kind for us, and we believe future opportunities may exist for similar work in other areas. Our funded projects with the FDA continue to progress well, adding improvements to our flagship GastroPlus™ software that will be available in future releases.”

Dr. Ted Grasela, president of Simulations Plus and Cognigen, added, “We continue to find new ways of combining the expertise in Buffalo with Lancaster and solve interesting and important challenges for our clients. Our scientists are involved in industry-wide initiatives, such as the SimInhale consortium to ensure that we can incorporate emerging science into our software products and consulting services.”

John DiBella, vice president for marketing and sales for Simulations Plus, said: “This was an exciting year for us, as we made positive strides with the diversification of our user base and the consulting projects on which we worked. For FY16, software license revenue increased 11%, with 75 new organizations, or new departments at existing organizations, now utilizing our technology, growing our installed base. We realized significant growth in software licensing from contract research organizations and companies outside our core pharmaceutical market, which highlights the utility of our tools for various research activities. We also experienced a strong 88% account, and 94% revenue, renewal rate for the year. The consulting services division, which worked with more than 35 companies and continues to maintain a robust project pipeline heading into 2017, had revenue that comprised 31% of total revenue in FY16. With our continued focus on education and training, increased marketing efforts, and the upcoming releases of GastroPlus™ 9.5 and other programs, we believe we are in an excellent position to address the needs set forth by regulatory agencies and capitalize on the increased adoption of modeling and simulation technology across industries.”

Investor Conference Call November 11, 2016, 4:15 p.m. EST/1:15 p.m. PST

The Company will host a conference call to discuss the Company’s performance on Friday, November 11, 2016, at 4:15 p.m. Eastern Time. All interested parties are invited to join the call by registering at: https://attendee.gotowebinar.com/register/7098520015199435521. On registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial +1 (415) 930-5321, and enter access code: 591-425-045.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. For more information, visit our website at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of our new software products as well as improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

Tables follow

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SIMULATIONS PLUS, INC.

CONSOLIDATED BALANCE SHEETS

As of August 31

ASSETS
	2016	2015
Current assets
Cash and cash equivalents	$8,030,284	$8,551,275
Accounts receivable, net of allowance for doubtful accounts of $0	3,009,517	1,593,707
Revenues in excess of billings	694,131	795,125
Prepaid income taxes	555,486	–
Prepaid expenses and other current assets	410,811	381,718
Deferred income taxes	228,713	210,972
Total current assets	12,928,942	11,532,797
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $8,613,487 and $7,632,421	4,013,127	3,798,339
Property and equipment, net	256,381	413,510
Intellectual property, net of accumulated amortization of $1,408,750 and $801,250	4,666,250	5,273,750
Other intangible assets net of accumulated amortization of $295,000 and $147,500	1,355,000	1,502,500
Goodwill	4,789,248	4,789,248
Other assets	34,082	34,082
Total assets	$28,043,030	$27,344,226

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$108,111	$209,407
Accrued payroll and other expenses	481,610	429,580
Accrued bonuses to officers	121,000	121,000
Income taxes payable	–	43,602
Other current liabilities	8,274	19,859
Current portion - Contracts payable	1,000,000	2,604,404
Billings in excess of revenues	230,100	106,534
Deferred revenue	176,422	78,945
Total current liabilities	2,125,517	3,613,331

Long-term liabilities
Deferred income taxes	3,184,919	3,190,419
Payments due under Contracts payable	–	1,000,000
Other long-term liabilities	–	8,274
Total liabilities	$5,310,436	$7,812,024

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value 50,000,000 shares authorized 17,225,478 and 16,943,001 shares issued and outstanding	7,227	5,414
Additional paid-in capital	11,376,007	9,714,290
Retained earnings	11,349,360	9,812,498
Total shareholders' equity	$22,732,594	$19,532,202
Total liabilities and shareholders' equity	$28,043,030	$27,344,226

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SIMULATIONS PLUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended August 31,

	2016	2015

Net Revenues	$19,972,079	$18,314,248
Cost of revenues	4,601,513	4,392,477
Gross margin	15,370,566	13,921,771
Operating expenses
Selling, general, and administrative	6,693,691	6,736,767
Research and development	1,445,069	1,328,476
Total operating expenses	8,138,760	8,065,243

Income from operations	7,231,806	5,856,528

Other income (expense)
Interest income	18,014	17,935
Gain(loss) on currency exchange	(13,428)	(181,534)
Total other income (expense)	4,586	(163,599)
Income from operations before provision for income taxes	7,236,392	5,692,929
Provision for income taxes	(2,286,256)	(1,849,968)
Net Income	$4,950,136	$3,842,961

Earnings per share
Basic	$0.29	$0.23
Diluted	$0.29	$0.23

Weighted-average common shares outstanding
Basic	17,028,566	16,864,670
Diluted	17,209,506	17,032,158

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